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                                                                      Exhibit 13

                                 BURRIDGE FUNDS

                             Subscription Agreement

     1. Subscription for Shares. Richard M. Burridge and Kenneth M. Arenberg (each, a "Purchaser") severally agree to purchase from Burridge Funds ("Burridge Funds") that number of share listed opposite his name shares of the series designated Burridge Capital Development Fund (the "Fund") for a price of $10.00 per share, on the terms and conditions set forth herein and in the preliminary prospectus described below, and agree to tender in payment therefor cash in an amount equal to $10.00 multiplied by the number of shares shown below at such time as the board of trustees or the president of Burridge Funds determines:

          Purchaser              Number of Shares
          ---------              ----------------

          Richard M. Burridge    5,000
          Kenneth M. Arenberg    5,000

     Each Purchaser understands that Burridge Funds has filed a registration statement with the Securities and Exchange Commission (No. 333-11633) on Form N-1A, which contains the preliminary prospectus describing Burridge Funds, the Fund and the shares. Each Purchaser acknowledges receipt of a copy of the preliminary prospectus.

     Each Purchaser recognizes that Burridge Funds will not be fully operational until it commences a public offering of its shares. Accordingly, a number of features of the Fund described in the preliminary prospectus, including redemption of shares upon request of shareholders, will not be available until Burridge Funds' registration statement becomes effective under the Securities Act of 1933.

     2. Representations and Warranties. Each Purchaser represents and warrants as follows:

     (a) Each Purchaser is aware that no federal or state agency has made any finding or determination as to the fairness for investment, nor any recommendation nor endorsement, of the shares;

     (b) Each Purchaser has such knowledge and experience of financial and business matters as will enable each Purchaser to utilize the information made available to such Purchaser in connection with the offering of the shares to evaluate the merits and risks of the prospective investment and to make an informed investment decision;

     (c) Each Purchaser recognizes that Burridge Funds has only recently been organized, that the Fund has no financial or operating history and, further, that investment in the Fund involves certain risks, and each Purchaser has taken full cognizance of and understands all of the risks related to the purchase of the shares and each
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          Purchaser acknowledges that he has suitable financial resources and anticipated income to bear the economic risks of such an investment;

     (d) Each Purchaser is purchasing the shares for his own account, for investment, and not with any intention of redemption, distribution, or resale of the shares, either in whole or in part;

     (e) Each Purchaser will sell the shares purchased by him without registration of them under the Securities Act of 1933 or exemption therefore;

     (f) Each Purchaser has been furnished with and has read this agreement, the preliminary prospectus and such other documents relating to the Fund and Burridge Funds as he has requested and as have been provided to him by Burridge Funds, and

     (g) Each Purchaser has also had the opportunity to ask questions of, and receive answers from, officers of Burridge Funds concerning Burridge Funds and the terms of the offering.

     3. Rejection of Subscriptions. Each Purchaser recognizes that Burridge Funds reserves the right to reject or limit any subscription.

     4. Limitation on Redemption. I acknowledge that redemption of the shares purchased pursuant to this subscription may be limited during the period in which any organizational expenses of the Fund remain unamortized, to the extent necessary to comply with applicable law or regulation, or interpretations thereof.

     5. Social Security Number. Each Purchaser certifies under penalties of perjury that the number shown beside his name on this form is the correct social security number and that he is not subject to backup withholding as a result of a failure to report all interest and dividend income to the Internal Revenue Service.

          Purchaser              Social Security Number
          ---------              ----------------------

          Richard M. Burridge    ###-##-####
          Kenneth M. Arenberg    ###-##-####



Dated:  November 18, 1996


    /s/ Richard M. Burridge                 /s/ Kenneth M. Arenberg
-------------------------------         -------------------------------
      Richard M. Burridge                     Kenneth M. Arenberg

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